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                                                                    EXHIBIT 99.1


(O'CHARLEY'S INC. LOGO)                                       (FORBES 2002 LOGO)


NEWS RELEASE


CONTACT:  A. Chad Fitzhugh
          Chief Financial Officer
          (615) 782-8818



           O'CHARLEY'S PROVIDES UPDATE ON SALES TRENDS AND EPS OUTLOOK

NASHVILLE, Tenn. (March 26, 2003) -- O'Charley's Inc. (NASDAQ/NM: CHUX), a leading casual dining restaurant company, today announced an update on sales and earnings trends for the first quarter ending April 20, 2003. The Company will report results for the first quarter in May 2003.

         The Company reported that quarter-to-date same store sales at O'Charley's decreased approximately 2.0% and Ninety Nine Restaurant & Pub same store sales increased approximately 0.6%. The Company estimates that most of the same store sales weakness at both concepts is due to severe winter weather, exacerbated by weak consumer confidence.

         Commenting on the announcement, Gregory L. Burns, chairman and chief executive officer of O'Charley's Inc. stated, "Recent sales trends for the first quarter reflect weak consumer spending due to the effects of the war on a quarter already impacted by severe winter weather and a weak economy. We expect sales trends will remain erratic until a resolution of the conflict in Iraq is in sight. Despite these external factors, we are pleased with the strong operating fundamentals at O'Charley's and Ninety Nine. Improved management and hourly turnover at both concepts has yielded positive customer satisfaction scores, evidenced by O'Charley's recent 'Choice in Chains' ranking in a national consumer survey published by Restaurants and Institutions. Moreover, we continue to experience favorable commodity cost trends, offset somewhat by higher utility costs. In addition, the Ninety Nine integration remains on track and they are performing in line with our expectations. We believe these encouraging operating fundamentals are leading indicators of our future financial success."

         The Company's initial first quarter guidance reflected the weak economic environment and the harsh winter weather in January. However, the inclement weather conditions continued to impact sales trends in February and early March, and combined with consumers' concerns over the war have resulted in a revision to first quarter guidance. The Company stated that it now expects to report net earnings per diluted share of $0.40 to $0.42 for the first quarter ending April 20, 2003. The Company remains on schedule for targeted store openings in the first quarter for both O'Charley's and Ninety Nine.



                                     -MORE-


            3038 Sidco Drive - Nashville, TN 37204 - (615) 256-8500

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CHUX Reports Impact from Winter Weather
Page 2
March 26, 2003



         O'Charley's Inc. operates 189 O'Charley's restaurants in 15 states in the Southeast and Midwest. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood, chicken that is always fresh and never frozen, popular homemade yeast rolls, fresh-cut salads with special-recipe salad dressings and their signature caramel pie. The Company also operates Ninety Nine Restaurant & Pub in 79 locations throughout Massachusetts, New Hampshire, Rhode Island, Maine, Vermont and Connecticut. Ninety Nine has earned a strong reputation for providing great food at great prices in a comfortable, relaxed atmosphere. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts, all served in generous portions. In addition, the Company currently operates six Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining customers by offering high quality food and attentive customer service typical of high-end steakhouses at more moderate prices.

         This press release and statements made by or on behalf of the Company relating to estimated future results of operations may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the Company's ability to successfully integrate the Ninety Nine Restaurant & Pub acquisition, the adverse effect that any war, terrorist acts or other hostilities, adverse weather, adverse general economic conditions and changes in food, utility and other commodity costs may have on our results of operations and the other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2002, under the caption "Forward-looking Statements/Risk Factors" and in the Company's other filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives and plans will be achieved and the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


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